Exhibit 99.1

Eco Innovation’s Next-Gen Cannabis Extraction Technology on Track for Full Commercial Launch as U.S. House Considers Federal Cannabis Legalization

VAN NUYS, CA, March 30, 2022 / PRNewswire / Eco Innovation Group, Inc. (OTC: ECOX) ("ECOX" or the "Company"), an innovative company developing new green energy solutions, is pleased to update current and prospective shareholders as the Company’s supercritical Glycerin Extraction Technology (“GET”), an advanced cannabis extraction system, advances through the United States Patent and Trademark Office (USPTO) while a key bill contemplating federal legalization of cannabis heads toward a vote in the United States House of Representatives this week.

As announced by the Company in its release dated March 17, 2022, Eco Innovation Group recently received a Notice of Allowance from the USPTO for its patent covering methods of extraction of plant materials obtained using the GET system, which has been exclusively licensed to ECOX by Glytech, LLC (“Glytech”).

“The GET system is an upgrade of the technology horizon for producing superior high-grade plant extracts with a provable reduction in costs, as well as time and energy, during the extraction process, which has enormous implications for the cannabis products industry,” stated Julia Otey-Raudes, CEO of Eco Innovation Group. “As we move toward full IP protection to accompany our exclusive license rights for this next-generation extraction technology, we believe legislative momentum is a tailwind for the cannabis industry, and we applaud lawmakers who are helping to drive progress and provide for more equity and greater access.”

The Marijuana Opportunity, Reinvestment and Expungement Act (the “MORE Act”) is a bill sponsored by House Judiciary Committee Chairman Jerrold Nadler (D-NY) that is up for a vote to clear the United States House of Representatives as early as this week. The bill essentially aims to remove cannabis from the list of federally controlled substances, which could open the door for true federal legalization of cannabis in the United States. However, the bill would not require states to legalize cannabis but would leave regulatory discretion up to states.

At the same time, the Secure and Fair Enforcement (SAFE) Banking Act (H.R. 1996), sponsored by Rep. Ed Perlmutter (D-CO), is now up for consideration in the Senate with a version that was reintroduced on March 23, 2021, and is sponsored by Sens. Jeff Merkley (D-OR) and Steve Daines (R-MT), with 180 current cosponsors. The SAFE Banking Act would create protections for financial institutions that provide financial services to state-legal cannabis businesses, offering small and minority-owned cannabis businesses access to banks and regulated financial services.

Management views these measures as important steps in leveling the playing field for consumers and businesses as the GET system moves toward commercial launch, which is currently planned for Q4 2022 or early 2023.

The GET system’s plant extraction method promises to reduce waste from vaping cannabis and to provide better standardization of extracts in products. Unlike current technology in the marketplace, this technology utilizes a non-CO2 solvent and cofactors to extract selected bioactive compounds from plant materials. The result is an extracted fluid superior in viscosity to the output of current CO2-based extraction methods, while streamlining time, energy, and capital costs.

The GET system was covered by Chemical Engineering magazine last year.

Otey-Raudes added, “This technology – our exclusive technology – promises to drive larger yields with greater resource efficiency while creating more consistent, standardizable concentrations of target compounds. This consistency is a big factor. It means customers stand to get products with the same potency every time, which is not the case with current methods in use today, including supercritical CO2. We expect this technology will generate lower overhead costs to manufacturers while creating better overall yields and higher customer satisfaction. In a maturing industry with expanding reach, this is paramount.”

About Eco Innovation Group

Eco Innovation Group was founded by Inventors and Business Professionals to help nurture and catalyze the most innovative and impactful products and services, and to deliver those innovations to the world, improving the quality of life in our communities and the world around us, while delivering value to our shareholders.

At ECOX, we are dedicated to developing and commercializing successful products. But we will never lose sight of the fact that we exist, first and foremost, to help people and improve life on the planet we all share. We take our Social Responsibility Contract seriously in all our endeavors. It is not only what we do. It is who we are. For more information, visit www.ecoig.com.

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FORWARD-LOOKING STATEMENTS: This release contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements also may be included in other publicly available documents issued by the Company and in oral statements made by our officers and representatives from time to time. These forward-looking statements are intended to provide management's current expectations or plans for our future operating and financial performance, based on assumptions currently believed to be valid. They can be identified by the use of words such as "anticipate," "intend," "plan," "goal," "seek," "believe," "project," "estimate," "expect," "strategy," "future," "likely," "may," "should," "would," "could," "will" and other words of similar meaning in connection with a discussion of future operating or financial performance. Examples of forward-looking statements include, among others, statements relating to future sales, earnings, cash flows, results of operations, uses of cash and other measures of financial performance.

Because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties and other factors that may cause the Company's actual results and financial condition to differ materially from those expressed or implied in the forward-looking statements. Such risks, uncertainties and other factors include, among others such as, but not limited to economic conditions, changes in the laws or regulations, demand for products and services of the company, the effects of competition and other factors that could cause actual results to differ materially from those projected or represented in the forward-looking statements. Any forward-looking information provided in this release should be considered with these factors in mind. We assume no obligation to update any forward-looking statements contained in this report.

Corporate Contact:
Eco Innovation Group, Inc.
Julia.Otey@ecoig.com
www.ecoig.com

Public Relations:
EDM Media, LLC
https://edm.media